UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, DC 20549


                              _______________


                                 FORM 8-K

                              CURRENT REPORT
                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934



     Date of report (Date of earliest event reported)  August 15, 1997


                          AMC ENTERTAINMENT INC.
          (Exact Name of Registrant as Specified in its Charter)


        DELAWARE                  01-8747           43-1304369
(State or  Other Jurisdiction   (Commission        (IRS Employer
       of Incorporation)        File Number         Identification No.)





106 W. 14TH  STREET, KANSAS CITY, MO      64105-1977
(Address of Principal Executive Offices)  (Zip Code)


Registrant's telephone number, including area code      (816) 221-4000

ITEM 5.  Other Events

     The Company has issued a press release dated August 15, 1997 announcing that the Company's stockholders approved a merger of Durwood, Inc., the Company's principal stockholder, into the Company.


ITEM 7.  Financial Statements, Pro Forma Financial Statements and Exhibits

     (c)  Exhibits

          99.1  News Release dated August 15, 1997 released by the Company.





                                SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1994, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              AMC ENTERTAINMENT INC.



Date:   August 22, 1997       By: /s/ Richard L. Obert
                                      Richard L. Obert
                                      Senior Vice President and
                                      Chief Accounting and
                                      Information Officer

          Stockholders Approve Merger of Durwood, Inc. Into AMCE

Kansas City, Mo. (August 15, 1997) AMC Entertainment Inc. (AMCE) announced that its stockholders today approved a merger of Durwood, Inc., AMCE's principal stockholder, into AMCE. In addition to receiving the statutory required vote, the merger was approved by a majority vote of AMCE's unaffiliated stockholders.

The merger proposal was previously announced in April 1997. In the merger, stockholders of Durwood, Inc. will exchange their shares of Durwood, Inc. for shares of AMCE stock. Outstanding shares of AMCE's common stock will increase and outstanding shares of its Class B shares will decrease as a result of the merger. However, no aggregate increase in total outstanding shares will occur because shares of AMCE owned by Durwood Inc. will be canceled, and shares held by other stockholders will not be exchanged in the merger.

Durwood, Inc. was primarily a holding company with no significant operations or assets other than its equity interest in AMCE. The merger will be accounted for as a corporate reorganization, and the recorded balances for consolidated assets, liabilities, total stockholders' equity and results of the operations of AMCE will not be affected. AMCE does not believe the transaction will have a significant effect on its financial condition, liquidity or capital resources.

AMC Entertainment Inc. (AMCE) is an entertainment company principally involved in motion picture exhibition in the U.S., through its largest operating subsidiary, American Multi-Cinema, Inc. (AMC). AMCE also is involved in exhibition in select international markets. AMCE, headquartered in Kansas City, Mo., has 2,052 screens, 228 theatres in 23 states, District of Columbia, Portugal and Japan. Its common stock trades on the American and Pacific Stock Exchanges under the symbol AEN, and its preferred stock trades on the American Stock Exchange under the symbol AEN Pr.